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Consent of Independent Registered Public Accounting Firm

The Board of Directors

NXT Energy Solutions Inc.

We consent to the use of our report, dated March 31, 2022, on the consolidated financial statements of NXT Energy Solutions Inc., comprising the consolidated balance sheets as at December 31, 2021 and December 31, 2020, the related consolidated statements of income (loss) and comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, which report appears in the December 31, 2021 annual report on Form 20-F of NXT Energy Solutions Inc. dated April 29, 2022.

KPMG LLP

Chartered Professional Accountants

October 31, 2022
Calgary, Canada